Filing made pursuant to Reg. S. 230.424(b)(3)
                          Form of filing pursuant to Reg. SS. 230.424(c) and (e)
                                           Relates to Registration No. 333-63595


                              PROSPECTUS SUPPLEMENT

[Cross  reference:   This  supplement   relates  to  the  Richland  County  Bank
Prospectus, filed as part of Form S-4EF, Registration No. 333-63595, accepted September 17, 1998, effective October 7, 1998.]

     On page 24 of the Prospectus, under "Executive Compensation," footnote 3 states that there was no Bank President in 1995 and 1996. This is incorrect. Martin Paust was Bank President in 1995 and 1996. He died in December 1996, and therefore there are no compensation amounts listed for "President" for those dates in the summary compensation table.

     In addition, the Prospectus should have contained a copy of the Notice of Special Meeting of Shareholders immediately before the Table of Contents. Following is a copy of that Notice:

                              RICHLAND COUNTY BANK
                              195 West Court Street
                        Richland Center, Wisconsin 53581

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 10, 1998

     A special meeting of shareholders of Richland County Bank (the "Bank") will be held on November 10, 1998, at the Richland County Bank, Richland Center, Wisconsin, at 4:00 p.m., for the following purposes:

     1.   To vote on the following resolution:

          RESOLVED, that the formation of a bank holding company for Richland County Bank, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Richland County Bank and Richland County Bancshares, Inc., and a Merger Agreement between Richland County Bank and New Richland County Bank, whereby (i) Richland County Bank will become a wholly-owned subsidiary of Richland County Bancshares, Inc., and (ii) shareholders of Richland County Bank will become shareholders of Richland County Bancshares, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meet-ing or any adjournments thereof.

     At this meeting, holders of record of common stock of the Bank at the close of business on June 30, 1998, will be entitled to vote. A majority of the issued and outstanding shares of the Bank must be voted in favor of the above resolution in order to permit the holding company formation to proceed.

     Shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 221.0706 through 221.0718 of the Wisconsin Statutes. A copy of those sections is attached as Exhibit C to the Richland County Bank Proxy Statement/Prospectus, which was previously mailed to you.

     THE BOARD OF  DIRECTORS  OF THE BANK  BELIEVES  THAT THE  PROPOSED  HOLDING
COMPANY IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                                   By Order of the Board of Directors


                                   /s/ Dorsey P. Ames
                                   Dorsey P. Ames, Cashier

October 13, 1998


     This information constitutes a substantive change from or addition to the information set forth as part of the registration statement filed with the S.E.C. (Form S-4EF, Registration No. 333-63595), and therefore Reg. Section 230.424(b)(3) requires this Supplement to be filed, in accordance with Reg. Sections 230.424(c) and (e).